Exhibit 99.1

Trupanion Increases and Extends Credit Facility

•	Increases borrowing capacity to $30 million under revolving line of credit, providing additional financial flexibility

•	Existing lender Square 1 and Bridge Bank partner in a newly created syndicate of lenders to continue to support the growth of Trupanion
SEATTLE, WA. December 21, 2016 -- Trupanion, Inc. (Nasdaq: TRUP), a leading provider of medical insurance for cats and dogs, today announced that it has successfully amended its revolving credit facility, including an increase in the maximum borrowing amount from $20 million to $30 million and an extension of the facility through December 2018. In addition, Bridge Bank, a division of Western Alliance Bank, joins existing lender Square 1 Bank, a division of Pacific Western Bank, in a newly created syndicate.
"I'm pleased with the additional borrowing capacity and flexibility that our newly upsized credit facility will provide us," stated Tricia Plouf, CFO of Trupanion. "The strength of our financial position has allowed us to increase our access to relatively low cost, non-dilutive capital to fund our continued growth plans."
Square 1 will agent the $30 million credit facility and Bridge Bank will join the syndicate as a new lender. Adam Glick, Senior Vice President of Syndications and Technology Banking at Square 1 added, "Square 1 is proud to be able to expand our nearly decade long relationship with Trupanion and to continue to support the company's growth trajectory with Bridge Bank."

"Our relationship with Trupanion is emblematic of how we work with businesses. We create a trusted, collaborative environment that helps a business reach its next breakthrough idea with confidence," said Jeff Brown, Vice President at Bridge Bank. "We are looking forward to working closely with Trupanion to help further its mission to give pet owners peace of mind."

About Trupanion
Trupanion is a leading provider of medical insurance for cats and dogs throughout the United States and Canada. For almost two decades, Trupanion has given pet owners peace of mind so they can focus on their pet's recovery, not financial stress. Trupanion is committed to providing pet owners with the highest value in pet medical insurance. Trupanion is listed on the Nasdaq Stock Exchange under the symbol TRUP. The company was founded in 2000 and is headquartered in Seattle, WA. Trupanion policies are issued, in the United States, by its wholly-owned insurance entity American Pet Insurance Company and, in Canada, by Omega General Insurance Company. For more information please visit Trupanion.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to, among other things, expectations, plans, prospects and financial results for Trupanion, including, but not limited to, its expectations regarding its ability to execute its business plans and financial objectives and its future operating results and expenditures. These forward-looking statements are based upon the current expectations and beliefs of Trupanion's management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All forward-looking statements made in this press release are based on information available to Trupanion as of the date hereof, and Trupanion has no obligation to update these forward-looking statements.

In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the ability to achieve or maintain profitability and/or appropriate levels of cash flow in future periods; the accuracy of assumptions used in determining appropriate member acquisition expenditures; the severity and frequency of claims; the ability to maintain high retention rates; the accuracy of assumptions used in pricing medical plan subscriptions and the ability to accurately estimate the impact of new products or offerings on claims frequency; actual claims expense exceeding estimates; regulatory and other constraints on the ability to institute, or the decision to otherwise delay, pricing modifications in response to changes in actual or estimated claims expense; the effectiveness and statutory or regulatory compliance of our Territory Partner model and of our Territory Partners, veterinarians and other third parties in recommending medical plan subscriptions to potential members; the ability to increase the number of Territory Partners and active hospitals; compliance by us and those referring us members with laws and regulations that apply to our business, including the sale of a pet medical plan; fluctuations in the Canadian currency exchange rate; the ability to protect our proprietary and member information; the ability to maintain our culture and team; the ability to maintain the requisite amount of risk-based capital; the ability to protect and enforce Trupanion's intellectual property rights; third-party claims including litigation and regulatory actions; and the ability to recognize benefits from investments in new solutions and enhancements to Trupanion's technology platform and website.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the Securities and Exchange Commission (SEC), including but not limited to, Trupanion's Annual Report on Form 10-K for the year ended December 31, 2015 and any subsequently filed reports on Forms 10-Q and 8-K. All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or the Investor Relations section of Trupanion's website at http://investors.trupanion.com.

Contacts:

Investors:
Laura Bainbridge, Addo Investor Relations
310.829.5400
InvestorRelations@trupanion.com
Media:
Scott Janzen, Trupanion Director of Communications
888.612.1138 ext 3450
scott.janzen@trupanion.com